UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ACCENTIA BIOPHARMACEUTICALS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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ACCENTIA BIOPHARMACEUTICALS, INC.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 14, 2007

To the Shareholders of Accentia Biopharmaceuticals, Inc.:

You are cordially invited to attend a special meeting of shareholders of Accentia Biopharmaceuticals, Inc. (the “Company”), which will be held at 324 South Hyde Park Avenue, Suite 350, Tampa, Florida 33606, on May 14, 2007 at 11:30 a.m., local time, and any adjournments or postponements thereof for the following purpose:

1.	To approve the potential issuance of shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), exceeding 19.99% of the number of shares outstanding on February 27, 2007, upon the conversion of convertible debentures and the exercise of warrants issued in a private placement financing for the purpose of complying with a Securities Purchase Agreement, dated February 27, 2007 (the “Securities Purchase Agreement”), among the Company and the investors in the private placement and the rules governing the NASDAQ Global Market (the “NASDAQ”); and

2.	To consider and transact such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on April 2, 2007 will be entitled to vote at the special meeting. Information relating to the matters to be considered and voted on at the special meeting is set forth in the proxy statement accompanying this notice.

Please read the proxy statement and vote your shares as soon as possible. To ensure your representation at the special meeting, please complete, date, sign, and return the enclosed proxy, even if you plan to attend the special meeting. A proxy and a self-addressed stamped envelope are enclosed. If you attend the special meeting, you may withdraw your proxy and vote in person.

By Order of the Board of Directors,

/s/ Francis E. O’Donnell, Jr., M.D.
Francis E. O’Donnell, Jr., M.D.
Chairman of the Board and Chief Executive Officer

May 2, 2007

ACCENTIA BIOPHARMACEUTICALS, INC.

324 South Hyde Park Ave., Suite 350

Tampa, Florida 33606

(813) 864-2554

PROXY STATEMENT

FOR

SPECIAL MEETING OF SHAREHOLDERS

This Proxy Statement is furnished in connection with the solicitation of the accompanying proxies on behalf of the Board of Directors of Accentia Biopharmaceuticals, Inc. (the “Company”, “our Company”, or “we”) for use at the Company’s Special Meeting of Shareholders (the “Meeting”) to be held on May 14, 2007 at 11:30 a.m., local time, at 324 South Hyde Park Avenue, Suite 350, Tampa, Florida 33606, and any adjournments or postponements of the Meeting.

On or about May 2, 2007, this Proxy Statement and the accompanying proxy forms are first being mailed to shareholders entitled to vote at the Meeting.

ABOUT THE MEETING

Why am I receiving these materials?

At the Meeting, shareholders will act upon matters described in the notice of meeting contained in this Proxy Statement. We sent you this proxy statement and the enclosed proxy card because the Board of Directors of the Company is soliciting your proxy to vote at the Meeting. You are invited to attend the Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign, and return the enclosed proxy card, or, if your shares are held by a broker, you may vote your shares by telephone or over the Internet, if authorized by your broker.

Who is entitled to vote?

Only holders of the Company’s common stock (the “Common Stock”) outstanding as of the close of business on April 2, 2007 (the “Record Date”) will be entitled to vote at the Meeting. Each shareholder is entitled to one vote for each share of Common Stock he or she held on the Record Date.

Who can attend the Meeting?

All shareholders, or individuals holding their duly appointed proxies, may attend the Meeting. Appointing a proxy in response to this solicitation will not affect a shareholder’s right to attend the Meeting and to vote in person. Please note that if you hold your shares in “street name” (in other words, through a broker, bank, or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date to gain admittance to the Meeting.

What constitutes a quorum?

A majority of the 33,597,681 shares of Common Stock outstanding on the Record Date must be represented, in person or by proxy, to provide a quorum at the Meeting. If you vote, your shares will be part of the quorum. Shares represented by a proxy card either marked “ABSTAIN” or returned without voting instructions are counted as present for the purpose of determining whether the quorum requirement is satisfied. Also, in those instances where shares are held by brokers who have returned a proxy but are prohibited from exercising discretionary authority for beneficial owners who have not given voting instructions (“broker non-votes”), those shares will be counted as present for quorum purposes. However, broker non-votes will not be counted as votes for or against any proposal.

What is the effect of not voting?

It will depend on how your share ownership is registered. If you own shares as a registered holder and do not vote, your unvoted shares will not be represented at the meeting and will not count toward the quorum requirement. If a quorum is obtained, your unvoted shares will not affect whether a proposal is approved or rejected.

If you own shares in street name and do not vote, your broker may represent your shares at the meeting for purposes of obtaining a quorum. In the absence of your voting instructions, your broker may or may not vote your shares in its discretion depending on the proposals before the meeting. With regard to non-routine matters (such as Proposal 1), broker non-votes will be counted towards a quorum, but will not be counted for any purpose in determining whether these matters have been approved. Abstentions will be counted toward the tabulation of votes and will have the same effect as negative notes. Once a share is represented at the Meeting, it will be deemed present for quorum purposes throughout the Meeting (including any adjournment or postponement of that meeting unless a new record date is or must be set for such adjournment or postponement).

How do I vote?

Shareholders who own shares registered directly with the Company’s transfer agent on the close of business on April 2, 2007 can appoint a proxy by mailing their signed proxy card in the enclosed envelope or by transmitting voting instructions over the Internet or by telephone. Any such shareholder who wishes to vote via the Internet can do so by accessing www.proxyvote.com with his or her proxy card in hand, and any such shareholder who wishes to vote by telephone should call 1-800-690-6903 with his or her proxy card in hand. Street name holders may vote by telephone or Internet if their bank or broker makes those methods available, in which case the bank or broker will enclose the instructions with the Proxy Statement. The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that the shareholders’ instructions have been properly recorded.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you can change your vote at any time before the proxy is exercised by appointing a new proxy bearing a later date, by providing written notice to the Secretary of the Company that you are revoking your proxy, or by voting in person at the Meeting. Presence at the Meeting of a shareholder who has appointed a proxy does not in itself revoke a proxy. Unless so revoked, the shares represented by proxies received by the Board will be voted at the Meeting. When a shareholder specifies a choice by means of the proxy, then the shares will be voted in accordance with such specifications. A written notice to the Company’s Secretary revoking your proxy must be sent to James A. McNulty, Secretary, Accentia Biopharmaceuticals, Inc., 324 South Hyde Park Ave., Suite 350, Tampa, Florida 33606.

What am I voting on?

You are voting on one proposal:

Approval of the potential issuance of shares of the Company’s Common Stock exceeding 19.99% of the Common Stock outstanding on February 27, 2007 pursuant to the terms of the Securities Purchase Agreement relating to the private placement financing in February 2007.

What are the Board’s recommendations?

The Board recommends a vote for the approval of the potential issuance of shares of the Company’s Common Stock exceeding 19.99% of the Common Stock outstanding on February 27, 2007 pursuant to the terms of the Securities Purchase Agreement relating to the private placement financing in February 2007.

If you sign and return your proxy card, unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Against” votes, abstentions, and broker non-votes. Abstentions will be counted towards the vote total for each proposal and will have the same effect as “Against” votes.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give your broker instructions, the shares will be treated as broker non-votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

What vote is required to approve the proposals?

Provided that a quorum is present at the Meeting, the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Meeting will be required to approve the potential issuance of shares of the Company’s Common Stock exceeding 19.99% of the Common Stock outstanding on February 27, 2007, pursuant to the terms of the Securities Purchase Agreement relating to the private placement financing in February 2007.

Are there any other items that are to be discussed during the Meeting?

No. The Company is not aware of any other matters that you will be asked to vote on at the Meeting. If other matters are properly brought before the Meeting, the Board or proxy holders will use their discretion on these matters as they may arise.

Who will count the vote?

ADP Investor Communication Services will count the vote and will serve as the inspector of the election at the Meeting.

Who pays to prepare, mail, and solicit the proxies?

Proxies may be solicited by personal meeting, Internet, advertisement, telephone, and facsimile machine, as well as by use of the mails. Solicitations may be made by directors, officers, and other employees of the Company, as well as the Company’s investor relations firm, none of whom will receive additional compensation for such solicitations. The cost of soliciting proxies will be borne by the Company. It is anticipated that banks, brokerage houses, and other custodians, nominees, or fiduciaries will be requested to forward solicitation materials to their principals and to obtain authorization for the execution of proxies and that they will be reimbursed by the Company for their out-of-pocket expenses incurred in providing those services. All expenses of solicitation of proxies will be borne by the Company.

Delivery of Proxy Materials to Households

Pursuant to SEC rules, services that deliver the Company’s communications to shareholders that hold their stock through a bank, broker, or other holder of record may deliver to multiple shareholders sharing the same address a single copy of the Company’s annual report to shareholders and this proxy statement. Upon written or oral request, the Company will promptly deliver a separate copy of the annual report to shareholders and this proxy statement to any shareholder at a shared address to which a single copy of each document was delivered. Shareholders may notify the Company of their requests by calling the Company at (813) 864-2554 or by sending a written request addressed to the Company, Attention: Secretary, 324 South Hyde Park Ave., Suite 350, Tampa, Florida 33606.

How can I contact the members of the Board?

Shareholders may communicate with the full Board or individual directors by submitting such communications in writing to Accentia Biopharmaceuticals, Inc., Attn: Board of Directors (or the individual director(s)), 324 South Hyde Park Ave., Suite 350, Tampa, Florida 33606. Such communications will be delivered directly to the directors.

PROPOSAL 1 – APPROVAL OF POTENTIAL ISSUANCE OF COMMON STOCK EXCEEDING

19.99% OF THE COMMON STOCK OUTSTANDING ON FEBRUARY 27, 2007 UPON

CONVERSION OF DEBENTURES AND EXERCISE OF WARRANTS

Introduction

In a February 2007 private placement financing transaction by the Company (the “Private Placement”), the Company entered into a Securities Purchase Agreement with certain institutional investors (the “Investors”) under which the Company issued to such Investors 8% Secured Convertible Debentures due February 28, 2011 in the aggregate principal amount of $24,940,000 (the “Debentures”) and Common Stock Purchase Warrants to purchase shares of the Company’s Common Stock (the “Warrants”). The Private Placement closed on February 28, 2007.

Description of the Private Placement

The following descriptions summarize the material terms of the Private Placement; however, shareholders are urged to carefully read the forms of the Debentures and Warrants which are attached to the Form 8-K filed by the Company on February 28, 2007.

The Debentures were issued pursuant to a Securities Purchase Agreement, dated February 27, 2007, among our company and the Investors. The principal purposes of the Private Placement were to strengthen our cash position, support ongoing clinical development programs, and continue our strategy of acquiring late-stage drug candidates. The Private Placement resulted in gross proceeds of $20.0 million before placement agent fees and other expenses associated with the transaction.

In connection with the Private Placement, certain holders of 8% Secured Convertible Debentures issued by us in September 2006 (the “September 2006 Debentures”) also agreed to purchase Debentures in the Private Placement, and such holders agreed to convert an aggregate of $13.0 million in principal amount of the September 2006 Debentures over a six-month period following the closing of the Private Placement in accordance with the terms of such September 2006 Debentures, in exchange for which we issued to such holders a Debenture with a principal amount equal to such purchaser’s investment amount in the Private Placement multiplied by 1.38 (resulting in an original issue discount of an aggregate of $4.9 million in principal amount).

The Debentures are convertible at any time at the option of the holder into shares of our Common Stock at $4.00 per share, subject to adjustment for stock splits, stock dividends, and the like. In the event that we issue or grant in the future any rights to purchase any of our Common Stock, or other security convertible into our Common Stock, for an effective per share price less than the conversion price then in effect, the conversion price of all unconverted Debentures will be decreased to equal such lower price. In the event that the volume weighted average trading price of our Common Stock during the ten (10) trading days immediately prior to the earlier of (i) May 14, 2007 and (ii) the date on which shareholder approval of the Private Placement (as described below) occurs (the “Reset Date”) is less than the then-effective conversion price, then the conversion price then in effect will automatically be reduced to such lower price (the “Reset Price”).

Prior to maturity, the Debentures will bear interest at 8% per annum with interest payable quarterly in arrears in cash, or, at our option, in shares of our Common Stock. Our ability to pay interest with shares of our Common Stock will be subject to specified conditions, including the existence of an effective registration statement covering the resale of the shares issued in payment of interest and certain minimum trading volumes in the stock to be issued. Shares delivered in payment of interest will be valued at 90% of the average of the daily volume weighted average price of the shares for the 20 trading days prior to the interest payment date. All overdue accrued and unpaid interest and principal will bear default interest at a rate of 18% per annum.

Beginning on March 1, 2008, and on the 1st of each month thereafter, we will be required to redeem 1/37th of the face value of the Debentures in cash or, at our election, with shares of our Common Stock. Our ability to pay redemption payments with shares of our Common Stock will be subject to specified conditions, including the existence of an effective registration statement covering the resale of the shares issued in payment of the redemption amount and certain minimum trading volumes in the stock to be issued. No payment in Common Stock made by our company may exceed 15% of the total dollar traded volume in the applicable stock for the 20 trading days prior to the redemption payment. Any of our Common Stock delivered in satisfaction of an amortization payment will be valued at the lesser of (i) the conversion price or the exchange price, as the case may be, in effect at the time of the amortization payment or (ii) 90% of the average of the daily volume weighted average price of the applicable shares for the 20 trading days prior to the amortization payment. Any unconverted Debentures will become due on the fourth anniversary of the issue date of the Debentures.

In the event that the average of the daily volume weighted average price of the shares of our Common Stock for any 20 consecutive trading days exceeds $10.00, we will have the right, but not the obligation, to require the holders of the Debentures to convert into our Common Stock at the conversion price then in effect up to 50% of any outstanding Debentures (or 100% of any outstanding Debentures, in the event that the average of the daily volume weighted average price of the shares of our Common Stock for any 20 consecutive trading days exceeds $12 per share). Such a mandatory conversion is subject to specified conditions, including the existence of an effective registration statement covering the resale of the shares into which the Debentures are converted and certain minimum trading volumes in the stock to be issued.

At any time beginning on the first anniversary of the effectiveness of a registration statement covering the resale of the shares of our Common Stock issuable upon conversion of the Debentures, we may redeem, subject to specified conditions and upon 20 trading days’ written notice, any or all of the outstanding Debentures for a redemption price of (i) cash of 120% of par plus accrued and unpaid interest on the Debentures to be redeemed and (ii) warrants to subscribe for a number of shares of our Common Stock equal to the principal amount of the Debentures to be redeemed, divided by the conversion price then in effect (the “Optional Redemption Right”). Such warrants will have an exercise price equal to the average of the daily volume weighted average price for the shares of our Common Stock for the 20 trading day period immediately preceding the redemption and a term equal to the weighted average remaining term of the Debentures.

As a part of the Private Placement, we issued the Warrants to the Investors giving them the right to purchase up to an aggregate of 2.2 million shares of our Common Stock at an exercise price of $4.25 per share (the “Long Term Warrants”) and an aggregate of 3.1 million shares of our Common Stock at an exercise price of $4.00 per share (the “Short Term Warrants”). The Warrants are immediately exercisable, and the exercise prices for the Warrants are subject to adjustment for stock splits, stock dividends, and the like. In the event that we in the future issue or grant any rights to purchase any of our Common Stock, or other security convertible into our Common Stock, for a per share price less than the exercise price then in effect, the exercise price of the Warrant will be reduced to equal such lower price and the number of shares of our Common Stock for which the Warrant may be exercised will be increased so that the total aggregate exercise price remains constant. The foregoing adjustments to the exercise price for future stock issues will not apply to certain exempt issuances, including issuances pursuant to employee stock option plans and strategic transactions. In the event that the volume weighted average trading price (or, in the case of the Long Term Warrants, 110% of the volume weighted average trading price) of our Common Stock during the ten (10) trading days immediately prior to Reset Date is less than the then-effective exercise price of the Warrants, then the exercise price then in effect will be automatically be reduced to such lower price. In connection with the Private Placement, we also issued to the placement agents for the transaction Long Term Warrants to purchase an aggregate of approximately 0.4 million shares of our Common Stock. All of the Long Term Warrants will expire on the fifth (5th) anniversary of the issue date of such warrants, and all of the Short Term Warrants will expire on the earlier of (i) the 60th day following the effective date of the registration statement described below (or, if later, the date on which shareholder approval of the Private Placement is received) and (ii) the two-year anniversary of the date of the warrant.

Unless and until we obtain shareholder approval of the Private Placement, the aggregate number of shares of our Common Stock issuable upon the conversion of any of the Debentures and upon the exercise of any of the Warrants is limited to 19.99% of the number of shares of our Common Stock outstanding on the date of the closing of the Private Placement. We have agreed to include a proposal for shareholder approval of the Private Placement at a shareholder meeting to be held on or before May 14, 2007, and shareholders holding more than 50% of our common stock have entered into voting agreements agreeing to vote their respective shares in favor of such proposal. The Meeting is being held in furtherance of this requirement.

In connection with the Private Placement, we entered into a Registration Rights Agreement with the Investors under which we were required, on or before March 29, 2007, to file a registration statement with the SEC covering the resale of the shares of our Common Stock issuable pursuant to the Debentures and Warrants and to use our best efforts to have the registration declared effective at the earliest date (but in no event later than 90 days after filing if there is no SEC review of the registration statement, or 120 days if there is an SEC review). We will be subject to certain monetary penalties, as set forth in the Registration Rights Agreement, if the registration statement is not filed or does not become effective on a timely basis. The registration statement was filed on March 28, 2007.

Dollar Value of Underlying Securities and Potential Profits on Conversion

The following table sets forth the potential profit to be realized upon conversion of the Debentures based on the conversion price at February 28, 2007 and the closing price of our Common Stock on February 28, 2007 (the date the Debentures were issued). As indicated below, although the original conversion price of the Debentures on February 28, 2007 exceeded the market price of our Common Stock on that date, the original issue discount applicable to certain Debentures resulted in a discount to the closing date market price based on cash invested.

Potential Profit from Conversion of Convertible Debentures

Market price per share at February 28, 2007	$3.66
Conversion Price per share at February 28, 2007	$4.00
Total shares underlying Debentures based on conversion price	6,235,000
Aggregate market value of underlying shares based on market price as of February 28, 2007	$22,820,100
Aggregate conversion price of underlying shares	$24,940,000
Original issue discount to Selling Shareholders who entered into Conversion Agreements (as described above)	$4,939,999
Aggregate cash purchase price for Debentures	$20,000,001
Total discount to market price of underlying shares after taking into account original issue discount	$2,820,099

With respect to the Warrants issued in the Private Placement, the exercise price of the Warrants was $4.25 per share for the Long Term Warrants and $4.00 per share for the Short Term Warrants, and therefore the Warrants were granted at a premium (not discount) to the market value of our Common Stock on the date of the closing of the Private Placement.

Payments to Selling Shareholders and Affiliates

In connection with the Debentures and the Private Placement, we are or may be required to make the following payments to the Investors:

Payee	Legal Fee Reimbursement	Maximum Interest Payments(1)	Maximum Redemption Premiums(2)	Maximum Registration Penalties(3)	Total Maximum Payments During First Year(4)
Midsummer Investment, Ltd.	$35,000	$1,300,083	$1,297,200	$1,556,640	$1,256,843
Whitebox Convertible Arbitrage Partners, L.P.	—	$473,851	$472,800	$567,360	$458,091
Whitebox Hedged High Yield Partners, LP	—	$674,295	$672,800	$807,360	$651,868
Guggenheim Portfolio Company XXXI, LLC	—	$67,149	$67,000	$80,400	$64,916
GPC LIX, LLC	—	$112,449	$112,200	$134,640	$108,709

Payee	Legal Fee Reimbursement	Maximum Interest Payments(1)	Maximum Redemption Premiums(2)	Maximum Registration Penalties(3)	Total Maximum Payments During First Year(4)
Pandora Select Partners, LP	—	$157,349	$157,000	$188,400	$152,116
Whitebox Intermarket Partners, LP	—	$112,449	$112,200	$134,640	$108,709
Whitebox Special Opportunities Fund, Ltd	—	$120,267	$120,000	$144,000	$116,267
Whitebox Special Opportunities Fund, LP	—	$80,178	$80,000	$96,000	$77,511
Wolverine Convertible Arbitrage Fund Trading Limited	—	$414,920	$414,000	$496,800	$401,120
Rockmore Investment Master Fund, Limited	—	$82,984	$82,800	$99,360	$80,224
UBS O’Connor LLC fbo O’Connor PIPES Corporate Strategies Master Limited	—	$200,444	$200,000	$240,000	$193,778
BridgePointe Master Fund Ltd.	—	$300,667	$300,000	$360,000	$290,667
GCA Strategic Investment Fund Limited	—	$300,667	$300,000	$360,000	$290,667
Diamond Opportunity Fund, LLC	—	$60,133	$60,000	$72,000	$58,133
Lloyd I. Miller	—	$200,444	$200,000	$240,000	$193,778
Crescent International Ltd.	—	$140,311	$140,000	$168,000	$135,644
Cranshire Capital, L.P.	—	$150,333	$150,000	$180,000	$145,333
R&R Opportunity Fund, L.P.	—	$50,111	$50,000	$60,000	$48,444

(1)	Represents maximum amount of interest payable by us to the Investors under the Debentures assuming the Debentures remain outstanding until the maturity date and assuming that interest is paid in cash.
(2)	Represents the cash amount that would be payable by us if we exercised the Optional Redemption Right described above, but does not include the warrants that would be issuable upon the exercise of such right.
(3)	Represents the maximum monetary penalties that would be payable if we failed to timely file or obtain a declaration of effectiveness with respect to the registration statement required under the above-described Registration Rights Agreement.
(4)	Represents the maximum amounts payable in cash during the first year of the Debentures under the other columns in this table assuming that (i) the Optional Redemption Right is not exercised during the first year and (ii) monetary penalties accrue under the Registration Rights Agreement by reason of the late effectiveness, but not the late filing, of the registration statement required by the Registration Rights Agreement.

Net Proceeds from Private Placement of Debentures

The following table sets forth the gross proceeds received from the Private Placement of the Debentures and calculates the net proceeds from the Private Placement of the Debentures after deduction of the anticipated payments pursuant to the Debentures and the other Private Placement documents. The net proceeds do not include the payment of any contingent payments, such as liquidated damages or repayment premiums in the case of default or a change in control. The net proceeds assumes that all interest and principal will be paid in cash notwithstanding that we may pay interest and principal in shares of our common stock under specified circumstances, as described above. The interest amount reflected below assumes that all payments are made when due without any event of default, and the table assumes that none of the Debentures are converted prior to maturity. Based on the foregoing assumptions, the net proceeds represent approximately 69% of the gross proceeds.

Gross Proceeds	$20,000,000
Approximate Aggregate Interest Payments	$4,999,084
Approximate Transaction Costs (including Placement Agent Fees)	$1,200,000
Net Proceeds	$13,800,916

Comparison of Issuer Proceeds to Potential Investor Profit

We plan to use the proceeds from the sale of the Debentures to strengthen our cash position, support ongoing clinical development programs, and continue our strategy of acquiring late-stage drug candidates. The following table summarizes the potential proceeds we will receive pursuant to the Securities Purchase Agreement, Debentures, and Warrants. For purposes of this table, we have assumed that the Investors will exercise all of the Warrants on a cash basis. We have also assumed that the Debentures will be held by the Investors through the maturity date of the Debentures.

Total Gross Proceeds Payable to Company in the Current Transaction(1)	$43,465,464
All Payments that have been made or may be required to be made by Company until Maturity(2)	$5,034,084
Net Proceeds to Company Assuming Maximum Payments made by Company(3)	$13,526,380
Total Possible Profit to the Investors(4)	$2,820,099
Percentage (%) of Payments and Profit over Net Proceeds(5)	13%
Percentage (%) of Payments and Profit over Net Proceeds per year of Term(6)	3%

(1)	Includes gross proceeds payable to our company on the sale of the Debentures in the amount of $20,000,000 and assumes full exercise of the Warrants (including Warrants granted to placement agents) to yield an aggregate exercise price of $23,465,464. However, there is no assurance that any Warrants will actually be exercised.
(2)	Total possible payments (excluding repayment of principal) payable by us to the Investors or their affiliates assuming the Debentures remain outstanding until the maturity date and that interest is paid in cash. Assumes that no liquidated damages are incurred and that no redemption premium on the Debentures will be applicable.
(3)	Total net proceeds to us calculated by subtracting the result in footnote (2) from the results in footnote (1).
(4)	Total possible profit to the Investors based on the aggregate discount to market price of the shares underlying the Debentures and Warrants as indicated in above table entitled “Potential Profit from Conversion of Convention Debentures.”
(5)	Percentage of the total possible payments to the Investors as calculated in footnote (2) plus profit calculated in footnote (4) compared to the net proceeds disclosed in footnote (3).
(6)	Based on four-year term.

Comparison of Registered Shares to Outstanding Shares

The following table compares the number of shares held by persons other than the Investors, affiliates of our company, and affiliates of the Investors with the number of shares registered for resale and sold by such parties in prior transactions as well as in the Private Placement:

Shares Outstanding Prior to Current Transaction Held by Persons Other than Investors, or Affiliates of Company or Investors	15,544,088
Shares Registered for Resale by Investors, or Affiliates of Company or Investors in Prior Registration Statements	16,050,195
Shares Registered for Resale by Investors, or Affiliates of Company or Investors that Continue to be Held by Such Persons	16,050,195
Shares Sold in Registered Resale Transactions by the Investors or Affiliates of the Investors	0
Shares Registered for Resale on behalf of the Investors or Affiliates of the Investors in the Private Placement	14,924,585

Prior Transactions with Investors

On September 29, 2006, we completed a private placement of $25.0 million in principal amount of 8% Secured Convertible Debentures due September 29, 2010 (the “Prior Transaction”). Several of the investors in that Prior Transaction also purchased Debentures in the Private Placement. The following table summarizes the investments made by these certain investors in the Prior Transaction:

Name of Investor	Shares Outstanding Prior to Transaction	Shares Outstanding Prior to Transaction Held by Persons Other than Investors, or Affiliates of Company or Investors	Shares Issued in Connection with Transaction	Shares Issuable in Connection with Transaction(1)	Percentage of Shares Issued	Percentage of Shares Issuable	Market Price Per Share Immediately Prior to Transaction(2)	Current Market Price Per Share(3)
Midsummer Investment, Ltd.	31,716,279	14,047,405	0	4,488,559	0	100%	$2.37	$3.11
Whitebox Convertible Arbitrage Partners, L.P.	31,716,279	14,047,405	0	1,683,210	0	100%	$2.37	$3.11
Whitebox Hedged High Yield Partners, LP	31,716,279	14,047,405	0	1,683,210	0	100%	$2.37	$3.11
Guggenheim Portfolio Company XXXI, LLC	31,716,279	14,047,405	0	168,322	0	100%	$2.37	$3.11
GPC LIX, LLC	31,716,279	14,047,405	0	280,536	0	100%	$2.37	$3.11
Pandora Select Partners, LP	31,716,279	14,047,405	0	392,751	0	100%	$2.37	$3.11
Whitebox Intermarket Partners, LP	31,716,279	14,047,405	0	280,536	0	100%	$2.37	$3.11
Wolverine Convertible Arbitrage Fund Trading Limited	31,716,279	14,047,405	0	1,683,210	0	100%	$2.37	$3.11
Rockmore Investment Master Fund, Limited	31,716,279	14,047,405	0	561,070	0	100%	$2.37	$3.11
Rodman & Renshaw, LLC	31,716,279	14,047,405	0	600,001	0	100%	$2.37	$3.11

(1)	Represents a good faith estimate of the maximum number of shares of Common Stock issuable pursuant to the debentures and warrants issued by us in the Prior Transaction (as defined above). The debentures and warrants issued in the Prior Transaction contain conversion and exercise limitations providing that an Investor may not at any time, unless waived by the Investor upon no less than 61 days prior written notice, convert such notes or exercise such warrants into shares of our Common Stock if and to the extent that such conversion or exercise would result in the Investor having beneficial ownership (calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended) of more than 4.99% of our common stock. Accordingly, the number of shares of Common Stock set forth in the table as being issuable to an Investor may exceed the number of shares of Common Stock that the Investor could own beneficially at any given time through its ownership of the debentures and warrants.
(2)	The closing price of our Common Stock as of September 29, 2006.
(3)	The closing price of our Common Stock as of April 16, 2007.

Other Information

We currently intend, and we have a reasonable basis to believe that, we will have the financial ability to make all payments on the Debentures when they are due.

We have not received any information from the Investors indicating that any Investor has an existing short position in our Common Stock.

Other than with respect to the Prior Transaction (as described above), we have not had any material relationships or arrangements with any of the Investors, their affiliates, or any person with whom any Investor has a contractual relationship regarding the Private Placement (or any predecessors of those persons).

Nasdaq Shareholder Approval Requirements

The Common Stock is traded on the NASDAQ Global Market under the symbol “ABPI.” Consequently, the Company is subject to the Nasdaq Marketplace Rules (the “Marketplace Rules”). Although the issuance of the Debentures and Warrants did not require shareholder approval under Florida law, the Company’s articles of incorporation or bylaws, or the Marketplace Rules, the issuance of shares of Common Stock (upon exercise or conversion of the Debentures and Warrants) exceeding 19.99% of the Company’s Common Stock issued and outstanding on February 27, 2007 does require shareholder approval under Marketplace Rule 4350(i)(1)(D).

Marketplace Rule 4350(i)(1)(D) requires Nasdaq-listed issuers to obtain shareholder approval prior to any issuance or potential issuance of securities representing 20% or more of the outstanding common stock or voting power of the issuer (on an as-converted or as-exercised basis) before such issuance for a price less than the greater of the book or market value of the issuer’s common stock. For purposes of Rule 4350(i)(1)(D), the (i) outstanding common stock or voting power of the issuer is determined as of a date the issuer enters into a binding agreement with respect to such issuance or potential issuance and (ii) market value of the issuer’s common stock is deemed to be the closing bid price of the issuer’s common stock immediately prior to entering into such binding agreement.

Marketplace Rule 4350(i)(1)(D) is applicable to the Private Placement because, in the Private Placement, the Company became bound to issue the Debentures and Warrants on the date of closing. The closing bid price per share of the Common Stock immediately prior to the closing was $4.00, which price is greater than the book value of the Common Stock. Although the conversion price of the Debentures and the exercise price of the Warrants are initially above the market value of the Common Stock on the date of issuance, both the conversion price of the Debentures and the exercise price of the Warrants are subject to anti-dilution adjustment provisions, as described above, that could reduce the effective conversion price or exercise price to less than the market value of the underlying Common Stock on the date of issuance. Moreover, the Company could also be deemed to issue its Common Stock at less than market value in violation of Marketplace Rule 4350(i)(1)(D) if the Company issues Common Stock in the future in lieu of cash dividends or in redemption of principal under the Debentures as permitted by the Debentures. Furthermore, the aggregate number of shares of Common Stock currently issuable upon conversion of the Debentures and exercise of the Warrants (without regard to any restrictions on such conversion or exercise), 11,910,844, exceeds 20% of the 32,750,090 shares of Common Stock outstanding on February 27, 2007, the date of the closing. In the Private Placement, the Company could potentially issue shares of Common Stock representing greater than 20% of the Company’s outstanding Common Stock and voting power for a price less than the greater of book or market value of the Common Stock. Accordingly, in order to comply with Marketplace Rule 4350(i)(1)(D), the Company must obtain shareholder approval before issuing shares of Common Stock upon conversion of the Debentures or exercise of the Warrants in excess of 19.99% of the Common Stock issued and outstanding on February 27, 2007.

To comply with Marketplace Rule 4350(i)(1)(D), we agreed in the Securities Purchase Agreement that we would hold a meeting of shareholders on or before May 14, 2007 for the purpose of obtaining shareholder approval authorizing the issuance of shares in excess of 19.99% of the Common Stock issued and outstanding on February 27, 2007. In addition, the Debentures and Warrants provide that if the Company has not obtained shareholder approval authorizing the issuance of shares in excess of 19.99% of the Common Stock issued and outstanding on February 27, 2007, then the Company may not issue an aggregate amount of shares in excess of 19.99% upon conversion or exercise of the Debentures and Warrants.

Effect of Shareholder Approval of Proposal 1

If the shareholders approve Proposal 1, then (i) the Company shall have obtained shareholder approval in satisfaction of Marketplace Rule 4350(i)(1)(D); (ii) the Company’s shareholders shall have authorized the issuance upon conversion of the Debentures and exercise of the Warrants of shares of Common Stock in excess of 19.99% of the shares of Common Stock issued and outstanding as of February 27, 2007; and (iii) the Company will be permitted to issue such shares of Common Stock upon conversion of the Debentures and exercise of the Warrants.

Conversion of the Debentures benefits the Company and its shareholders because, to the extent the outstanding principal amount of the Debentures is converted into shares of Common Stock, the Company is no longer obligated to pay such principal or interest otherwise due thereon, and the Company’s outstanding debt and interest expense will be reduced. Exercise of the Warrants benefits the Company and its shareholders because, upon such exercise, the Company will receive the exercise price per share of Common Stock issued. If the Warrants (including Warrants granted to placement agents) are exercised in full at the initial exercise price, then the exercise proceeds to the Company would be approximately $23.5 million. Even if the shareholders approve Proposal 1, the decision to convert the Debentures or to exercise the Warrants will remain with the holders thereof, and such holders may determine not to convert the Debentures or exercise the Warrants for any reason.

Currently, 11,910,844 shares of Common Stock are issuable upon conversion of the Debentures and exercise of the Warrants (without regard to additional shares which may become issuable due to anti-dilution adjustments), which represents approximately 35% of the shares of Common Stock outstanding as of the Record Date. In addition, the terms of the Debentures regarding the Reset Price and the terms of the Debentures and Warrants regarding our option to make interest and/or redemption payments with shares of our Common Stock may cause an increase in the number of shares issuable upon conversion of the Debentures. Accordingly, assuming such shares of Common Stock are issued, such issuance represents a significant dilution of the voting interests of existing shareholders. The issuance of shares of Common Stock pursuant to the Debentures and the Warrants will also have a dilutive effect on earnings per share and may adversely affect the market price of the Common Stock.

The issuance of shares of Common Stock in connection with the Private Placement could have an anti-takeover effect because such issuance will make it more difficult for, or discourage an attempt by, a party to obtain control of the Company by tender offer or other means. The issuance of Common Stock upon conversion of the Debentures or exercise of the Warrants will increase the number of shares entitled to vote, increase the number of votes required to approve a change of control of the Company, and dilute the interest of a party attempting to obtain control of the Company. Proposal 1 is not part of a plan by the Board to adopt a series of anti-takeover measures. The Board does not have any knowledge of any effort by any person to accumulate the Company’s securities or obtain control of the Company by any means.

Effect of Failure to Obtain Shareholder Approval of Proposal 1

If the shareholders do not approve Proposal 1, then (i) the Debentures may not be converted into, and the Warrants may not be exercised for, shares of Common Stock in excess of 19.99% of the Common Stock issued and outstanding as of February 27, 2007, (ii) the Company will not enjoy the benefit of debt or interest expense reduction associated with the complete conversion of the Debentures, and (iii) the Company will not receive the exercise proceeds associated with the complete exercise of the Warrants. Furthermore, if the shareholders do not approve Proposal 1 at the Meeting, then the Board must continue to seek shareholder approval thereof at the Company’s expense.

Recommendation of the Board of Directors

The Board unanimously recommends that shareholders vote FOR Proposal 1. Proxies solicited by the Board will be voted FOR Proposal 1 unless instructions to the contrary are given.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of the Record Date with respect to, (i) each of the Company’s directors and director nominees, (ii) each of the Company’s executive officers named in the Summary Compensation Table below, (iii) all directors and executive officers of the Company as a group, and (iv) each person known by the Company to own beneficially more than 5% of the Common Stock. The number and percentage of shares beneficially owned is determined under rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire beneficial ownership of within 60 days of the Record Date through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power with respect to the shares shown as beneficially owned. A total of 33,597,681 shares of the Company’s common stock were issued and outstanding as of the Record Date.

Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent
5% Stockholders
The Hopkins Capital Group, LLC(1) 709 The Hamptons Lane St. Louis, MO 63017	4,385,992	13.1%
Timothy D. Ryll(2) 3652 North Wayne, Apartment B Chicago, IL 60613	4,163,926	12.4
Pharmaceutical Product Development, Inc.(3) 3151 South 17th Street Wilmington, NC 28412	4,270,323	12.7
Ronald E. Osman(4) 6530 Moake School Road Marion, IL 62959	2,135,160	6.4

Named Executive Officers and Directors
Francis E. O’Donnell, Jr., M.D.(5)	4,801,136	14.3
Steven R. Arikian, M.D.(6)	1,045,556	3.1
Samuel S. Duffey, Esq.(7)	304,046	*
Alan M. Pearce(8)	889,498	2.6
David M. Schubert(9)	11,666	*
John P. Dubinsky(10)	158,394	*
Todd D. Thomason(11)	10,000	*
Edmund King(12)	11,666	*

Executive Officers and Directors as Group (8 persons)	7,231,962	21.5%

*	Less than 1.0%

(1)	Voting and investment power over the shares held by The Hopkins Capital Group, LLC (“Hopkins”) is exercised by its manager, Dr. Francis E. O’Donnell, Jr., our Chairman and Chief Executive Officer.

(2)	Includes:

(a)	3,617,660 shares of common stock held by MOAB Investments, LP (“MOAB”) and 428,573 shares of our common stock held by MOAB-II Investments, LP (“MOAB-II” and, together with MOAB, the “MOAB Entities”) and

(b)	117,693 shares of common stock held by Timothy D. Ryll, as the Trustee of the April DI 98 Trust U/T/A dated December 17, 1998 (the “Timothy Ryll Trust”).

Mr. Timothy Ryll is the sole shareholder and sole director of MOAB Management Company, Inc., which is the sole general partner of each of the MOAB Entities. Mr. Timothy Ryll is the trustee of the Timothy Ryll Trust. Mr. Timothy Ryll is the son of Dr. Dennis Ryll, one of our former directors. Dr. Dennis Ryll, a limited partner in each of the MOAB Entities, exercises no voting or investment power over any of our shares held by the MOAB Entities or the Timothy Ryll Trust. Mr. Timothy Ryll exercises voting and investment power over the MOAB Entities and over the Timothy Ryll Trust.

(3)	These shares are held by Pharmaceutical Product Development International Holdings, Inc., or PPD International, a selling shareholder and a wholly owned subsidiary of Pharmaceutical Product Development, Inc. (“PPD”), a publicly held corporation. PPD exercises voting and investment control over PPD International.

(4)	Includes:

(a)	405,681 shares of common stock held by MRB&B, LLC and

(b)	21,351 shares of common stock held by the Ronald E. Osman & Associates, Ltd. 401(k) Profit Sharing Plan.

Mr. Osman is the manager of MRB&B, LLC and the trustee of the Ronald E. Osman & Associates, Ltd. 401(k) Profit Sharing Plan, exercising voting and investment power over both entities.

(5)	Includes:

(a)	4,385,992 shares of common stock held by Hopkins and 412,892 shares of common stock held by The Hopkins Capital Group II, LLC (“Hopkins II”) and

(b)	2,252 shares of common stock issuable pursuant to options held by Dr. O’Donnell that are currently exercisable or that are exercisable within 60 days of the Record Date.

Dr. O’Donnell holds voting and investment power over shares held by each of Hopkins and Hopkins II as its manager.

(6)	Includes 95,012 shares of common stock issuable pursuant to options that are currently exercisable or that are exercisable within 60 days of the Record Date.

(7)	Consists of 304,046 shares of common stock issuable pursuant to options that are currently exercisable or that are exercisable within 60 days of the Record Date.

(8)	Includes:

(a)	95,003 shares of common stock held by The Pearce Family Limited Partnership;

(b)	145,727 shares of common stock issuable pursuant to options held by Mr. Pearce that are currently exercisable or that are exercisable within 60 days of the Record Date; and

(c)	380,011 shares of common stock held jointly by Mr. Pearce and his wife.

As a general partner of The Pearce Family Limited Partnership, Mr. Pearce exercises voting and investment power over The Pearce Family Limited Partnership.

(9)	Consists of 11,666 shares of common stock issuable pursuant to options held by Mr. Schubert that are currently exercisable or that are exercisable within 60 days of the Record Date.

(10)	Includes 15,000 shares of common stock issuable pursuant to options held by Mr. Dubinsky that are currently exercisable or that are exercisable within 60 days of the Record Date.

(11)	Consists of 10,000 shares of common stock issuable pursuant to options held by Mr. Thomason that are currently exercisable or that are exercisable within 60 days of the Record Date.

(12)	Consists of 11,666 shares of common stock issuable pursuant to options held by Mr. King that are currently exercisable or that are exercisable within 60 days of the Record Date.

OTHER MATTERS

The Board of Directors does not currently know of any other matters to be presented at the Special Meeting. If any other matters properly come before the Meeting, it is intended that the shares represented by Proxy will be voted with respect thereto in accordance with the judgement of the persons voting them.

By Order of the Board of Directors,

/s/ Francis E. O’Donnell, Jr., M.D.
Francis E. O’Donnell, Jr., M.D.
Chairman of the Board and Chief Executive Officer

May 1, 2007

ACCENTIA

BIOPHARMACEUTICALS

324 SOUTH HYDE PARK AVENUE SUITE 350 TAMPA, FL 33606

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VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Accentia Biopharmaceuticals, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

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ACCBI1

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

ACCENTIA BIOPHARMACEUTICALS, INC.

Vote on Proposal

For Against Abstain

1. Proposal to approve the potential issuance of shares of the Company’s Common Stock exceeding 19.99% of the Common Stock outstanding on February 27, 2007 pursuant to the terms of (a) certain 8% Secured Convertible Debentures due February 28, 2011 and Common Stock Purchase Warrants to purchase shares of the Company’s Common Stock issued by the Company in a private placement financing in February 2007 (the “Financing”) and (b) Common Stock Purchase Warrants to purchase shares of the Company’s Common Stock issued to the Company’s placement agents in connection with the Financing.

For address changes and/or comments, please check this box and write them on the back where indicated.

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Please indicate if you plan to attend this meeting.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

ACCENTIA BIOPHARMACEUTICALS, INC.

Special Meeting of Shareholders, May 14, 2007 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned shareholder of Accentia Biopharmaceuticals, Inc. hereby appoints Francis E. O’Donnell, Jr. and James A. McNulty, or either of them, as proxies, each with the power to appoint a substitute, and hereby authorizes them to represent and vote all shares of Accentia Biopharmaceuticals, Inc. that the undersigned is entitled to vote at the Special Meeting of Shareholders of Accentia Biopharmaceuticals, Inc., and at any adjournments or postponements thereof, to be held on May 14, 2007, at 11:30 a.m. local time, at 324 South Hyde Park Ave., Suite 350, Tampa, Florida, 33606, as indicated on the reverse side.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be signed on the reverse side.)